Exhibit 99.2

GLOBALLY LOCAL
TECHNOLOGIES INC.

Code of Business Conduct
And Ethics

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

GLOBALLY LOCAL TECHNOLOGIES INC.

(the “Company”)

The Company together with all of its direct and indirect subsidiaries and affiliates, has created this Code of Ethics and Business Conduct (“Code”) to outline principles to which the Company’s employees, officers and directors are expected to adhere in the conduct of the Company’s business. This Code sets forth principles regarding responsibilities to other employees, the public and other stakeholders. This Code applies equally, without limiting the generality of the foregoing, to all permanent, contract, secondment and temporary agency employees who are on long-term assignments with the Company, as well as to consultants to the Company who are referred to herein as “employees”. Any violations of this Code or any other policies established by the Company from time to time, may result in disciplinary action, up to and including termination of service.

The Company’s Audit Committee (the “Committee”), a committee of the Board, is responsible for administering the Code. The Committee has delegated day-to-day responsibility for administering and interpreting the Code to the Chief Financial Officer.

The Company expects its employees, officers and directors to exercise reasonable judgment when conducting the Company’s business. The Company encourages its employees, officers and directors to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, speak with human resources, the Chief Financial Officer or the President.

The Company’s employees, officers and directors generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have with the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from its employees, officers and directors in the conduct of the Company’s business.

1.	Workplace

(a)	A Non-Discriminatory Environment

The Company fosters a work environment in which all individuals are treated with respect and dignity. The Company is an equal opportunity employer and does not discriminate against employees, officers, directors or potential employees, officers or directors on the basis of race, color, religion, sex, national origin, age, sexual orientation or disability or any other category protected by Canadian federal or provincial laws and regulations, or any laws or regulations applicable in the jurisdiction where such employees, officers or directors are located. The Company is committed to actions and policies to assure fair employment, including equal treatment in hiring, promotion, training, compensation, termination and corrective action and will not tolerate discrimination by its employees and agents.

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

(b)	Harassment-Free Workplace

The Company will not tolerate harassment of its employees, customers or suppliers in any form.

(c)	Sexual Harassment

Sexual harassment is illegal and all employees, officers and directors of the Company are prohibited from engaging in any form of sexually harassing behaviour. Sexual harassment means unwelcome sexual conduct, either visual, verbal or physical, and may include, but is not limited to, unwanted sexual advances, unwanted touching and suggestive touching, language of a sexual nature, telling sexual jokes, innuendoes, suggestions, suggestive looks and displaying sexually suggestive visual materials.

(d)	Substance Abuse

The Company is committed to maintaining a safe and healthy work environment free of substance abuse. Employees, officers and directors of the Company are expected to perform their responsibilities in a professional manner and, to the degree that job performance or judgment may be hindered, be free from the effects of drugs and/or alcohol.

(e)	Workplace Violence

The workplace must be free from violent behaviour. Threatening, intimidating or aggressive behaviour, as well as bullying, subjecting to ridicule or other similar behaviour toward fellow employees or others in the workplace will not be tolerated.

2.	Environment, Health and Safety

(a)	Environment

The Company is committed to sound environmental management. It is the intent of the Company to conduct itself in partnership with the environment and community at large as a responsible and caring business entity. The Company is committed to managing all phases of its business in a manner that minimizes any adverse effects of its operations on the environment.

(b)	Health and Safety

The Company is committed to providing a healthy and safe workplace in compliance with applicable laws, rules and regulations. Employees must be aware of the safety issues and policies that affect their job, other employees and the community in general. Managers, upon learning of any circumstance affecting the health and safety of the workplace or the community, must act immediately to address the situation. Employees must immediately advise their managers of any workplace injury or any circumstance presenting a dangerous situation to them, other co-workers or the community in general, so that timely corrective action can be taken.

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

3.	Conflicts of Interest

A conflict of interest arises when we put our personal interests in conflict with the interests of the Company. We take care to ensure that we identify and avoid any situation of actual or apparent conflict of interest.

There are several situations that could give rise to a conflict of interest. The most common are accepting gifts, favours or kickbacks from suppliers; employment by another company; ownership of a significant part of another company or business; close family or relationships with outside suppliers; passing confidential information to competitors; and/or unduly using or providing insider information.

Some conflicts are clear-cut; others are less obvious. The Company recognizes that we have perfectly legitimate outside interests; however, there may also be situations that could be seen as a conflict of interest no matter how innocent the intentions of the employee.

For that reason, we must fully disclose to a supervisor or senior management of the Company, all circumstances that could be construed or perceived as a conflict of interest. Full disclosure enables us to resolve unclear situations and creates an opportunity to dispose of conflicting interests before any difficulty can arise. Where necessary, a supervisor, or senior management, may refer an individual situation to the Company’s legal counsel, which may recommend any actions needed to eliminate a conflict of interest.

4.	Confidential Information and Privacy

Confidential information includes proprietary, technical, business, financial, joint venture, supplier, customer and employee information that we treat as confidential. We do not disclose or use such information other than in the necessary course of business. Similarly, we do not use confidential information obtained by virtue of our employment with the Company for our own personal gain, or to benefit any entity other than the Company. Proprietary information belonging to others must be given the same protection against unauthorized disclosure and use as we give to our own.

In addition, the Company may collect, use and store personal information about its employees, contractors, customers, suppliers, associates and others in the course of its business activities. This collection, use and disclosure of personal information is subject to provincial, federal and international laws. The Company respects the privacy rights of all individuals.

5.	Entertainment, Gifts and Favours

It is essential to efficient business practices that all those who do business with us, as suppliers, contractors or customers, have access to us on equal terms.

Directors, employees, and members of their immediate families, must not accept entertainment, gifts or favours that compromise, or even appear to compromise their ability to make objective and fair business decisions. Similarly, none of us may offer gifts or favours that might be perceived as unfairly influencing a business interaction.

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

Gifts and entertainment may be accepted or offered by us only in the normal exchanges common to business relationships. The following criteria will guide our judgement:

•	the benefit is of token and non-material value (Management are to work with their respective supervisors and senior management to determine an appropriate maximum value for their respective areas of business and geographic locations);

•	the Company could easily reciprocate;

•	the exchange creates no obligation; and

•	it occurs infrequently.

Consequently, business lunches, the exchange of modest items between business associates, presentation of small tokens of appreciation at public functions or an inexpensive memento would be acceptable. Entertainment, such as business lunches, should be reasonable and never lead to a sense of obligation.

As a rough guide, we should not accept any entertainment that could not be justified on a corporate expense statement were we offering it rather than receiving it. If you are unsure, consult management before accepting.

Inappropriate gifts that are received by employees should be returned to the donor and may be accompanied by a copy of this Code. Perishable gifts may be donated to a charity and the donor notified.

In some cultures or business settings, the return of a gift or refusal of a favour would be offensive. In these cases, the best practice is usually to accept the gift on behalf of the Company, report it to a supervisor, or senior employee, and turn it over to the Company.

Full and immediate disclosure to management of borderline cases will always be taken as good-faith compliance with this Code.

6.	Commitment to Employees

Our success depends on the actions and decisions of our people. A sound, healthy relationship between the Company and its employees is based on integrity, trust and openness.

We treat each other with fairness and respect and work with honesty and dedication.

Specifically, we strive:

•	to provide a safe and healthy workplace;

•	to provide a compensation and benefits package that is reasonable and competitive with other companies;

•	to develop employee talents and capabilities in the best business interests of the Company and employee career aspirations;

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

•	to facilitate honest, timely, two-way communication;

•	to safeguard the confidentiality of employee records and the privacy of employees’ personal information;

•	to provide employment, promotions and working conditions that are fair to all individuals and free of discrimination or harassment;

•	to respect freedom of association and expression in the workplace; and

•	to provide avenues for the equitable resolution of employee complaints.

We strive to create a high-performance working environment in which individuals can contribute their personal best and willingly hold themselves accountable for achieving extraordinary business results.

The Company provides appropriate legal and other support to employees who become involved in legal proceedings as a result of their employment.

7.	Human Rights and Community

(a)	Commitment to Communities

We value our reputation as a good corporate citizen. We are sensitive to the cultures and expectations of our host countries and communities. We contribute to the social and economic well-being of the communities where we have a presence and we promote an ethical business culture.

Our success as a midstream and infrastructure company depends on the support of the communities in which we operate. We aim to invest and conduct operations in a manner that is economically rewarding to all parties, through meaningful and transparent consultation with all stakeholders.

We earn that support, not just through excellence by playing an active and important role in our host communities. We invest funds and time in the non-profit sector to help make stronger communities where we live and work. The focus of our social vision is the development of talent, innovation and expertise through education. We also support a wide range of activities designed to meet fundamental community needs. We are committed to the protection of the environment. We conduct our activities in a manner consistent with sound environmental management and conservation practices and strive to minimize the environmental impact of our operations and products. We work diligently to prevent any risk to community health and safety from our operations or our products. All of us have a role in ensuring our operations comply with environmental and health & safety legislation, industry standards and Company policy and standards.

Management has both a legal and a moral responsibility for safety and the protection of the environment, and to ensure the Company is not complicit in abuses of human or other legal rights, and every supervisor and senior employee has specific obligations in these areas. But each of us also has a personal responsibility to take all prudent precautions in every activity, not just to ensure personal safety, but also to avoid creating danger to others.

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

8.	Insider Information and Tipping

Securities laws prohibit the buying or selling of any securities, including the Company securities, as well as the securities of customers, contractors, suppliers and all other companies, by anyone who possesses material non-public information relating to the issuer of the securities. Material non-public information is information which, if disclosed, would reasonably be expected to have a significant impact on the market value of such securities.

Also prohibited is tipping - the disclosure of material, non-public information to anyone other than in the necessary course of business.

9.	Use of Corporate Property

We are entrusted with the care, management and cost-effective use of the Company’s property and we do not make use of these resources for our own personal benefit or purposes.

We ensure that all corporate property assigned to us is maintained in good condition and we should be able to account for such equipment.

We may not dispose of corporate property except where authorized to do so by the Company management.

Access to the Company’s information technology is restricted. Passwords are to be kept confidential and use of the information technology is limited to authorized business purposes.

10.	Records, Reporting and Disclosure

The Company shall make and keep books, records, and accounts which conform to high professional standards of accuracy and consistency and which, in reasonable detail, accurately and fairly reflect the Company’s transactions. All financial transactions must be properly and fairly recorded in such books of account and must be made available for inspection by the Company’s internal and external auditors.

The financial managers of the Company will at all times conduct themselves in accordance with the Combined Rules of Professional Conduct and Related Guidelines of the Institute of Chartered Accountants of Alberta.

The Company is committed to complete, accurate and balanced disclosure of material information in a timely manner and in compliance with regulatory requirements. The Company is committed to balanced disclosure of both good and bad news in an effort to provide an accurate picture of the Company’s achievements and prospects.

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

11.	Compliance with Law

We act at all times in full compliance with both the letter and the spirit of legislative and regulatory requirements of the countries in which we operate. We may not commit or condone an unethical or illegal act nor instruct another employee, contractor or supplier to do so. Legislation in all countries in which the Company operates criminalizes the bribery of foreign public officials. We will not make illegal or improper payments and we will not participate in any corrupt business practices. We will honour internationally accepted labour standards and support and respect the protection of human rights within our sphere of influence. Competition laws are designed to ensure fair competition in the marketplace for products and services. We benefit from, and comply with, such laws.

We are expected to be sufficiently familiar with any laws that apply to our work to recognize potential dangers and to know when to seek legal advice. If in doubt, we should discuss the matter with our supervisor, or a senior employee, or discuss the matter with the Company’s legal counsel.

12.	Reporting Concerns and Receiving Advice

(a)	Communication Channels

(i)	Be Proactive. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Company.

(ii)	Seek Guidance. The best starting point for an officer or employee seeking advice on ethics related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Chief Financial Officer or the Chair of the Committee.

(iii)	Communication Alternatives. Any officer or employee may communicate with the Chief Financial Officer or the Chair of the Committee by any of the following methods: (i) in writing (which may be done anonymously as set forth below under “Reporting; Anonymity”), (ii) email, (iii) fax, or (iv) telephone. Any concerns or questions regarding potential violations of the Code, any other company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Chair of the Audit Committee or a designee of the Audit Committee. Officers and employees may use the above method(s) to communicate anonymously with the Audit Committee.

(iv)	Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner.

Globally Local Technologies Inc.	Code of Business Conduct and Ethics

(b)	Reporting; Anonymity

When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

(c)	No Retaliation

The Company expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination of service.

ACKNOWLEDGEMENT AND AGREEMENT REGARDING THE CODE OF ETHICS AND BUSINESS CONDUCT

I have read and understand the Code of Ethics and Business Conduct of Globally Local Technologies Inc. and agree to conduct myself in accordance with the Code of Ethics and Business Conduct.

Please initial as appropriate below, and sign at the bottom as indicated:

☐      To the best of my knowledge,

          OR

☐      I have no actual or potential conflicts of interest to declare.

I have an actual or potential conflict of interest to declare as attached

Signature:

Name (printed):

Date: